EXHIBIT 3-C

                              CERTIFICATE OF INCORPORATION

                                           OF

                            PENELEC PREFERRED CAPITAL, INC.



               It is hereby certified that:

               FIRST:    The  name of the corporation (hereinafter called the
          "corporation") is Penelec Preferred Capital, Inc.

               SECOND: The address, including street, number, city and county, of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

               THIRD:    The  nature  of  the  business  or  purposes  to  be
          conducted or promoted by the corporation are as follows:

                    (1) To subscribe for and be a holder of general partner interests of Penelec Capital, L.P., a limited partnership formed under the laws of the State of Delaware ("Penelec Capital"), to be a general partner of Penelec Capital and to discharge such duties and take any and all such actions as may be necessary, appropriate or desirable in such capacity as may from time to time be provided in Penelec Capital's limited partnership agreement and applicable provisions of law.

                    (2) To issue and sell its capital stock in exchange for cash or other consideration to fund its acquisition of such general partner interests and to enable it to have sufficient net worth for Penelec Capital to be treated as a partnership for federal income tax purposes, and/or to lend such cash or other consideration to the entity which acquires such capital stock.

                    (3) The corporation shall not conduct any other business except with respect to and incident to the activities provided for in clauses (1) and (2) of this Article THIRD.

               FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one hundred (100) shares, all of which are without par value. All such shares are of one class and are shares of Common Stock.

               FIFTH: The name and the mailing address of the incorporator are as follows:



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               NAME                     MAILING ADDRESS

               Don W. Myers             c/o GPU Service Corporation
                                        100 Interpace Parkway
                                        Parsippany, New Jersey 07054

               SIXTH:    The corporation is to have perpetual existence.

               SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

               EIGHTH: Notwithstanding any other provision of law that may otherwise so empower the corporation, the corporation shall not, without the prior written consent of Pennsylvania Electric Company, a Pennsylvania corporation, do any of the following:

                    (1)  dissolve or liquidate, in whole or in part;

                    (2)  merge   or  consolidate   with,  or   sell   all  or
               substantially all of its assets to, any person, firm, corporation, partnership or other entity unless, in the case of a merger or consolidation, the surviving corporation in such merger or the corporation resulting from such consolidation shall have a certificate of incorporation containing provisions substantially identical to the provisions of Article THIRD and this Article EIGHTH and, in the case of a sale of assets, the acquiring corporation shall have assumed all of the liabilities and obligations of this corporation and shall have a certificate of incorporation containing provisions substantially identical to the provisions of Article THIRD and this Article EIGHTH;

                    (3) to the extent permitted by law, file or consent to or acquiesce in a petition seeking an order under the Federal Bankruptcy Code, as amended, make an assignment for the benefit of creditors or consent to or fail to contest the appointment of a custodian or receiver of all or any substantial part of its property, or file a petition or answer seeking, consenting to or acquiescing in the granting of relief under any other applicable bankruptcy, insolvency or similar law or statute of the United States of America or any state thereof;

                    (4) amend this Certificate of Incorporation to alter in any manner or delete Article THIRD or this Article EIGHTH; or

                    (5)  incur any indebtedness.

               NINTH: From time to time any of the provisions of this Certificate of Incorporation may, subject to the provisions of paragraph (4) of Article EIGHTH, be amended, altered or repealed, and other provisions authorized by the laws of the State of

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          Delaware at  the time  in force  may be  added or  inserted in  the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this Certificate of Incorporation are granted subject to the provisions of this Article NINTH.

               IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of May, 1994.




                                             /s/ Don W. Myers
                                             Don W. Myers
                                             Sole Incorporator









































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